Exhibit 10.5

PROMISSORY NOTE

Principal Amount: US$70,000.00, Dated as of June 1, 2026, Sheridan, Wyoming

FOR VALUE RECEIVED, Cashlin, a Wyoming corporation (the “Maker”), promises to pay to the order of Daniel Hartmann (the “Payee”) the principal sum of Seventy Thousand and 00/100 United States Dollars (US$70,000.00), on the terms set out below.

This Note is issued by the Maker to the Payee as the consideration described in, and in connection with, the Intellectual Property Assignment Agreement between the Payee, as assignor, and the Maker, as assignee, dated as of the date of this Note (the “Assignment Agreement”), under which the Maker acquired the software platform and related intellectual property described therein.

1.  Maturity

The entire principal amount of this Note is due and payable in a single payment on June 1, 2028 (the “Maturity Date”).

2.  No Interest

This Note is non-interest-bearing. No interest shall accrue on or be payable in respect of the principal amount. The Maker and the Payee acknowledge that, notwithstanding the absence of stated interest, interest may be imputed on this Note for United States federal income-tax purposes under Section 7872 of the Internal Revenue Code and that this Note may be recorded at its present value for financial-reporting purposes under ASC 835-30; such treatment is for tax and accounting purposes only and does not alter the non-interest-bearing terms of this Note.

3.  Prepayment

The Maker may prepay this Note in whole or in part at any time without penalty or premium. Any partial prepayment shall be applied to the principal amount.

4.  Unsecured Obligation

This Note is an unsecured general obligation of the Maker. It is not secured by any collateral and creates no lien on any property of the Maker.

5.  Events of Default; Acceleration

Each of the following is an event of default: (a) failure to pay the principal amount when due and such failure continues for ten (10) days; or (b) the Maker’s commencement of, or becoming subject to, a bankruptcy, insolvency, receivership or similar proceeding that is not dismissed within sixty (60) days. Upon an event of default, the Payee may, by written notice, declare the unpaid principal amount immediately due and payable.

6.  Related-Party Transaction; Approval

The Maker and the Payee acknowledge that the Payee is an officer and a holder of shares of the Maker, that this Note and the Assignment Agreement constitute a related-party transaction, and that the transaction was reviewed and approved by the Maker’s sole disinterested director. This Note is intended to reflect terms determined on that basis.

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7.     Waivers

The Maker waives presentment for payment, demand, protest and notice of dishonor. No delay or omission by the Payee in exercising any right under this Note operates as a waiver of that or any other right.

8.     Governing Law

This Note is governed by, and construed in accordance with, the laws of the State of Wyoming, without regard to its conflict-of-laws rules.

9.     Amendments

This Note may be amended only by a writing signed by the Maker and the Payee. This Note, together with the Assignment Agreement, reflects the entire understanding of the parties with respect to its subject matter.

MAKER:

CASHLIN, a Wyoming corporation

/s/ Daniel Viktor Hartmann

By (signature)

Name: Daniel Hartmann

Title: Chief Executive Officer & President

Date: July 14th, 2026

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